Exhibit 99(a)
Bank One Corporation 1 Bank One Plaza Chicago, IL 60670
News Release

For Immediate Release

Bank One to Purchase Zurich Life from Zurich Financial Services

•	Enhances Bank One’s life insurance and annuity products, distribution capabilities and systems

•	Expected to be immediately accretive to earnings, adding $50 million to net income, or $0.04 per share, in 2004

CHICAGO, May 30, 2003 – Bank One Corporation (NYSE: ONE) today announced an agreement to acquire, for approximately $500 million in cash, key business components of Zurich Life, a U.S. life and annuity operation of Zurich Financial Services Group. The transaction is expected to close in the third quarter of 2003, pending regulatory approvals.

“This is an attractive financial deal that provides us with substantially enhanced and highly efficient manufacturing capabilities to offer high-quality life insurance and annuity products through our strong distribution channels. The acquisition also allows us to take advantage of Zurich Life’s attractive distribution capabilities and should add $50 million to net income in 2004 before any revenue synergies,” said Jamie Dimon, Bank One Chairman and Chief Executive Officer.

Zurich Life, based in Schaumburg, Ill, is a leading underwriter of term life insurance serving consumers through both a national network of 40,000 licensed brokers/insurance agents and the direct marketing platform of its Zurich Direct agency. It is also a significant underwriter of fixed and variable annuities, with a recognized expertise in the teachers’ annuity market. It underwrites universal life and participates in the business-owned life insurance market. Zurich Life has regulatory and operating insurance authority in all 50 states.

Bank One’s existing insurance business distributes third-party annuities through 3,000 insurance-licensed employees in 1,800 branches and offers life insurance products to its credit-card customers. Bank One sold more than $3 billion of annuities in 2002. Zurich Life, which will be renamed to leverage the Bank One brand, will report to John Sharpe and Jim Harlin, who manage Bank One’s insurance operations. “I have worked with John Sharpe for over 20 years and he is one of the leading players in the insurance industry. I have the utmost confidence in the ability of this team to deliver,” Dimon said.

In addition to strong manufacturing and distribution capabilities, the benefits to Bank One from this transaction include:

•	An extremely clean balance sheet (goodwill of approximately $100 million to be recorded);

•	Immediate accretion to earnings (approximately $70 million of net income before financing costs and $50 million after, with minimal impact on capital ratios);

•	An attractive price;

•	Strong life and annuity back-office processes and systems; and

•	Innovative agent and consumer front-office systems.

Additional information related to this transaction is available on Bank One’s web site (www.bankone.com).

Bank One Corporation (www.bankone.com) is the nation’s sixth-largest bank holding company, with assets of more than $285 billion. Bank One currently has more than 50 million credit cards issued, and serves nearly 7 million retail households and more than 20,000 middle market customers. It also manages more than $158 billion of clients’ investment assets, including $5.7 billion in insurance assets.

Zurich Life (www.zurichlifeus.com) is comprised of Federal Kemper Life Assurance Company, Kemper Investors Life Insurance Company, Zurich Life Insurance Company of America, Zurich Life Insurance Company of New York and their subsidiaries. In addition, Federal Kemper Life Assurance Company provides management services to Fidelity Life Association, a Mutual Legal Reserve Company.

For further information, please contact:

Bank One
Media Relations	Investor Relations
Thomas Kelly (312) 732-7007	Amy Fahey (312) 732-5771
Sandy Moe (312) 732-8013
Susan Parsons (312) 407-5241